Exhibit 99.1

SELECT INTERIOR CONCEPTS ANNOUNCES 2019 FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS

Atlanta, Georgia – March 12, 2020 – Select Interior Concepts, Inc. (NASDAQ: SIC), a premier installer and nationwide distributor of interior building products, today announced its financial results for the fourth quarter and full year ended December 31, 2019.

FOURTH QUARTER 2019 FINANCIAL HIGHLIGHTS COMPARED TO FOURTH QUARTER 2018

•	Consolidated net sales increased 16.8% to $155.2 million
•	Gross profit grew 12.0% to $38.8 million
•	Net income was $3.2 million, or $0.13 basic EPS, compared to net loss of ($1.8 million), or ($0.07) basic EPS
•	EBITDA increased 39.1% to $12.1 million; Adjusted EBITDA decreased 8.1% to $13.7 million
•	Operating cash flow totaled $10.7 million, compared to $9.5 million

FULL YEAR 2019 FINANCIAL HIGHLIGHTS COMPARED TO FULL YEAR 2018

•	Consolidated net sales increased 24.6% to $610.4 million, including organic sales growth of 1.8%
•	Gross profit grew 22.9% to $164.1 million
•	Net income was $7.0 million, or $0.28 basic EPS, compared to net loss of ($2.5 million), or ($0.10) basic EPS
•	EBITDA increased 63.7% to $49.9 million; Adjusted EBITDA increased 10.0% to $59.9 million
•	Operating cash flow more than doubled to $31.0 million

Tyrone Johnson, Chief Executive Officer of Select Interior Concepts, stated, “During 2019, we delivered record sales, gross profit, and EBITDA for the full year, and increased operating cash flow due to improvements in working capital management.  Despite stronger full year performance, our business was adversely affected in the second half by continuing mix-shift of residential design and installation services, as well as impacts of prior supply chain disruption in our distribution business. In response we have implemented certain cost reductions reflected in lower operating expenses as a percentage of net sales. Additionally, we are encouraged with developments in customer facing technology that we believe will provide future cost advantages in serving builders and home buyers.”

Mr. Johnson continued, “The Board continues to evaluate strategic alternatives to enhance shareholder value.  The Board anticipates completing their evaluation within the next several months.”

RESULTS FOR THE FOURTH QUARTER OF 2019

Net sales for the fourth quarter of 2019 increased by 16.8% to $155.2 million, compared to net sales of $133.0 million for the fourth quarter of 2018. Residential Design Services (“RDS”) segment sales increased 31.5% and Architectural Surfaces Group (“ASG”) segment sales decreased 2.9%, compared to the fourth quarter of 2018. Net sales decreased on an organic basis by $1.6 million, or 1.2%, primarily driven by lower volume at ASG. Acquisitions added $23.8 million to net sales in the RDS segment.

Gross profit for the fourth quarter of 2019 increased by 12.0% to $38.8 million, compared to $34.6 million for the fourth quarter of 2018. The increase in gross profit is primarily due to higher net sales from acquisitions.  Gross margin for the fourth quarter of 2019 was 25.0%, compared to 26.0% for the fourth quarter of 2018. The decrease in gross margin is mainly attributable to an unfavorable shift in product mix and increased costs. In the RDS segment, gross margin decreased 2.9 percentage points to 24.8% in the fourth quarter of 2019, from 27.6% in the fourth quarter of 2018, primarily due to an unfavorable mix resulting from entry- to mid-level homebuilding comprising a larger share of project activity in our markets, particularly in the Southern California market. In the ASG segment, gross margin for the fourth quarter of 2019 increased 1.3 percentage points to 24.9%, compared to 23.6% for the fourth quarter of 2018.  The ASG margin improvement is primarily the result of certain one-time non-cash inventory expenses that occurred in the prior year quarter that did not recur in the current quarter, partially offset by increased supply chain costs and lower margin sales in the fourth quarter 2019.

Operating expenses for the fourth quarter of 2019 were $35.8 million, or 23.1% of net sales, compared to $31.1 million, or 23.4% of net sales, for the fourth quarter of 2018. Operating expenses for the fourth quarter of 2019 and 2018 included $4.9 million and $3.4 million, respectively, of equity-based compensation and other nonrecurring costs, primarily for professional fees. Adjusted operating expenses, which exclude those equity-based compensation and other nonrecurring costs, were $30.9 million, or 19.9% of net sales for the fourth quarter of 2019, compared to $27.7 million, or 20.8% of net sales, for the fourth quarter of 2018. The improvement in adjusted operating expenses as a percent of net sales primarily reflects better operating leverage.

For the fourth quarter of 2019, net income was $3.2 million, or $0.13 basic EPS, compared to a net loss of ($1.8 million), or ($0.07) basic EPS for the fourth quarter of 2018. Net income for the fourth quarter of 2019 includes $3.7 million of other income, which primarily results from a change in the fair value of earnout liabilities for completed acquisitions.

EBITDA for the fourth quarter of 2019 increased 39.1% to $12.1 million, compared to EBITDA of $8.7 million for the fourth quarter of 2018. Adjusted EBITDA, which excludes the impact of equity compensation and certain non-recurring costs, for the fourth quarter of 2019 decreased by 8.1% to $13.7 million, compared to $14.9 million for the fourth quarter of 2018. For the fourth quarter of 2019, Adjusted EBITDA as a percentage of net sales was 8.8%, compared to 11.1% for the fourth quarter of 2018.

In the fourth quarter of 2019, the Company adopted ASU 2014-09, the new revenue recognition accounting standard under ASC Topic 606, using the modified retrospective method as of January 1, 2019.   The impact of adoption to 2019 revenue was an increase of approximately $0.5 million and the impact to net income was an approximately $0.1 million increase.  The 2019 quarterly results reported will not sum to 2019 annual results due to the adoption of ASU 2014-19 during the quarter ended December 31, 2019.  The quarter ended December 31, 2019 is presented under the previous standard, ASC Topic 605.

RESULTS FOR THE FULL YEAR 2019

Net sales for the full year 2019 increased by $120.6 million or 24.6% to $610.4 million, compared to net sales of $489.8 million for the full year 2018. Sales from recently acquired businesses added $112.0 million to net sales, primarily in the RDS segment.  RDS segment sales increased 37.3% and ASG segment sales increased 9.3%, compared to the prior year. Net sales increased on an organic basis by $8.6 million, or 1.8%, driven by growth in ASG partially offset by softness in RDS’s Southern California market.

Gross profit for the full year 2019 increased by 22.9% to $164.1 million, compared to $133.5 million for the full year 2018. The increase in gross profit was primarily a result of higher net sales. Gross margin for the full year 2019 was 26.9%, compared to 27.2% for the full year 2018. The decrease in gross margin was primarily driven by unfavorable product mix and higher supply chain related costs. In the RDS segment, gross margin decreased 0.7% to 26.8% for the full year 2019, from 27.5% for the full year 2018, as a result of a favorable contribution from acquisitions offset by an unfavorable product mix primarily due to entry- to mid-level homebuilding comprising a larger share of project activity in our markets. In the ASG segment, gross margin for the full year 2019 of 26.7% was essentially flat compared to 26.6% for the full year 2018, due to the non-recurrence of the one-time non-cash inventory expenses that were recorded in the prior year, offset by higher supply chain related costs and lower margin sales in the full year 2019.

Operating expenses for the full year 2019 were $144.8 million, or 23.7% of net sales, compared to $121.4 million, or 24.8% of net sales, for the full year 2018. Operating expenses for the full year 2019 and the full year 2018 included $15.4 million and $18.4 million, respectively, of equity-based compensation and other nonrecurring costs. Adjusted operating expenses, which exclude those equity-based compensation and certain other nonrecurring costs, were $129.4 million, or 21.2% of net sales for the full year 2019, compared to $102.9 million, or 21.0% of net sales, for the full year 2018. The slight increase in adjusted operating expenses as a percent of net sales primarily reflects favorable flow through on higher net sales offset by a full year of SIC corporate costs, investments in the business units for continued growth, and higher depreciation and amortization.

For the full year 2019, net income was $7.0 million, or $0.28 basic EPS, compared to a net loss of ($2.5 million), or ($0.10) basic EPS for the full year 2018. Net income for the full year 2019 includes $6.5 million of other income, which primarily results from a change in the fair value of earnout liabilities for completed acquisitions.

EBITDA for the full year 2019 increased 63.7% to $49.9 million, compared to EBITDA of $30.5 million for the full year 2018. Adjusted EBITDA, which excludes the impact of equity-based compensation and certain non-recurring costs, for the full year 2019 increased by 10.0% to $59.9 million, compared to $54.4 million for the full year 2018. For the full year 2019, Adjusted EBITDA as a percentage of net sales decreased to 9.8%, compared to 11.1% for the full year 2018.

Operating cash flow totaled $31.0 million for the full year 2019, compared to $12.2 million for the full year 2018. The improvement is primarily a result of increased earnings in the business and working capital improvements. Liquidity from cash-on-hand and borrowing availability under the Company’s revolving credit facility totaled $80.6 million at December 31, 2019.

In May 2019, the Company announced that its Board of Directors had initiated a comprehensive review of strategic, operational and financial alternatives to enhance shareholder value, retaining RBC Capital Markets LLC as its financial advisor and Alston & Bird LLP as its legal counsel to assist in the review process. The Board is continuing its ongoing review, and expects to conclude its review within the next several months. There can be no assurance that the review will result in a transaction or other outcome. Total expenses incurred related to these activities was $2.9 million as of December 31, 2019.

FINANCIAL RESULTS CONFERENCE CALL AND WEBCAST DETAILS

The Company will host a conference call today at 9:00 a.m. EDT to discuss results for the fourth quarter and full year ended December 31, 2019 and other matters relating to the Company. To participate in the conference call, dial 1-877-705-6003 from the United States, and international callers may dial 1-201-493-6725, approximately 15 minutes before the call. A webcast and presentation will also be available at www.selectinteriorconcepts.com under the investor relations section. A replay of the call and webcast will be available on the Company's website approximately four hours after the completion of the call. During the conference call, the Company may discuss and answer one or more questions concerning business and financial matters and trends affecting the Company. The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute material information that has not been previously disclosed.

ABOUT SELECT INTERIOR CONCEPTS

Select Interior Concepts is a premier installer and nationwide distributor of interior building products with leading market positions in highly attractive markets. Headquartered in Atlanta, Georgia, Select Interior Concepts is listed on the NASDAQ and is a component of the Russell 3000 Index.  The Residential Design Services segment provides integrated design, sourcing and installation solutions to customers, in the selection of a broad array of interior products and finishes, including flooring, cabinets, countertops, window treatments, and related interior items. The Architectural Surfaces Group segment distributes natural and engineered stone through a national network of distribution centers and showrooms under proprietary brand names such as AG&M, Modul and Pental. For more information, visit: www.selectinteriorconcepts.com.

FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “estimate,” “intend,” “could,” “should,” “would,” “may,” “seek,” “plan,” “might,” “will,” “expect,” “predict,” “project,” “forecast,” “potential,” “continue,” and other forms of these words or similar words or expressions or the negatives thereof. Forward-looking statements are based on historical information available at the time the statements are made and are based on management’s reasonable belief or expectations with respect to future events. Forward-looking statements are subject to risks, uncertainties, and other factors, including, but not limited to, those factors contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (our “Annual Report”), that may cause the Company’s actual results, level of activity, performance or achievement to be materially different from the results or plans expressed or implied by such forward-looking statements. All forward-looking statements in this press release are qualified by the factors, risks and uncertainties contained in our Annual Report. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at or by which such performance or results will be achieved. Forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to update any forward-looking statement to reflect future events, developments or otherwise, except as may be required by applicable law.

USE OF NON-GAAP FINANCIAL MEASURES

This press release and the schedules hereto include EBITDA, Adjusted EBITDA, and adjusted operating expense, which are financial measures that have not been calculated in accordance with accounting principles generally accepted in the United States, or GAAP, and are therefore referred to as non-GAAP financial measures. We have provided definitions below for these non-GAAP financial measures and have provided tables in the schedules hereto to reconcile these non-GAAP financial measures to the comparable GAAP financial measures.

We believe that these non-GAAP financial measures provide valuable information regarding our earnings and business trends by excluding specific items that we believe are not indicative of the ongoing operating results of our businesses, providing a useful way for investors to make a comparison of our performance over time and against other companies in our industry.

We have provided these non-GAAP financial measures as supplemental information to our GAAP financial measures and believe these non-GAAP measures provide investors with additional meaningful financial information regarding our operating performance and cash flows. Our management and board of directors also use these non-GAAP measures as supplemental measures to evaluate our businesses and the performance of management, including the determination of performance-based compensation, to make operating and strategic decisions, and to allocate financial resources. We believe that these non-GAAP measures also provide meaningful information for investors and securities analysts to evaluate our historical and prospective financial performance. These non-GAAP measures should not be considered a substitute for or superior to GAAP results. Furthermore, the non-GAAP measures presented by us may not be comparable to similarly titled measures of other companies.

CONTACTS:

Investor Relations:

Rodny Nacier

(470) 548-7370

IR@selectinteriorconcepts.com

Select Interior Concepts, Inc.
Condensed Consolidated Balance Sheets

(in thousands)	December 31, 2019	December 31, 2018
ASSETS
Cash	$5,002	$6,362
Restricted cash	-	3,000
Accounts receivable, net	63,419	63,601
Inventories	104,741	108,270
Prepaid expenses and other current assets	11,083	2,809
Income taxes receivable	2,184	1,263
Total current assets	$186,429	$185,305
Property and equipment, net	26,494	19,798
Deferred tax assets, net	10,550	9,355
Goodwill	99,789	94,593
Customer relationships, net	71,989	79,843
Other intangible assets, net	18,759	20,872
Other assets	6,265	6,248
Total assets	$420,275	$416,014

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt, net	$11,749	$1,368
Current portion of capital lease obligations	2,395	500
Accounts payable	42,734	37,265
Income taxes payable	-	984
Accrued expenses and other current liabilities	16,661	27,620
Customer deposits	8,627	9,908
Total current liabilities	$82,166	$77,645
Line of credit	21,871	36,706
Long-term debt, net of current portion and financing fees	141,299	142,442
Long-term capital lease obligations	6,907	1,544
Other long-term liabilities	6,757	8,983
Total liabilities	$259,000	$267,320
Class A common stock	251	257
Treasury stock, at cost	(391)	-
Additional paid-in capital	161,396	156,601
Retained earnings (accumulated deficit)	19	(8,164)
Total stockholders' equity	$161,275	$148,694
Total liabilities and stockholders' equity	$420,275	$416,014

Select Interior Concepts, Inc.
Condensed Consolidated Statement of Operations

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
(in thousands, except share data)
Revenues, net	$155,242	$132,957	$610,373	$489,757
Cost of revenues	116,472	98,329	446,299	356,303
Gross profit	$38,770	$34,628	$164,074	$133,454
Selling, general and administrative expenses	35,818	31,095	144,816	121,357
Income from operations	$2,952	$3,533	$19,258	$12,097
Other expense
Interest expense	4,069	3,265	17,220	11,426
Loss on extinguishment of debt	-	-	-	42
Other (income) expense, net	(3,739)	532	(6,467)	2,115
Total other expense, net	$330	$3,797	$10,753	$13,583
Income (loss) before provision (benefit) for income taxes	$2,622	$(264)	$8,505	$(1,486)
(Benefit) provision for income taxes	(555)	1,569	1,521	989
Net income (loss)	$3,177	$(1,833)	$6,984	$(2,475)

Earnings (loss) per common share
Basic common stock	$0.13	$(0.07)	$0.28	$(0.10)
Diluted common stock	$0.13	$(0.07)	$0.27	$(0.10)
Weighted average shares outstanding
Basic common stock	25,091,566	25,667,043	25,296,955	25,634,342
Diluted common stock	25,337,522	25,667,043	25,431,677	25,634,342

Select Interior Concepts, Inc.
Condensed Consolidated Statements of Cash Flows

	Twelve Months Ended December 31,
	2019	2018
(in thousands)
Net cash provided by operating activities	$30,955	$12,212

Purchase of property and equipment, net	(9,104)	(8,501)
Acquisition of T.A.C. Ceramic Tile Co., net of cash acquired	-	(40,189)
Acquisition of Summit Stoneworks, LLC	-	(16,000)
Acquisition of The Tuscany Collection, LLC	-	(4,152)
Acquisition of NSI, LLC	-	(290)
Acquisition of Elegant Home Design, LLC (Indemnity payment in 2019)	(1,000)	(11,492)
Escrow release payment related to acquisition of Greencraft Holdings, LLC	(3,000)	-
Acquisition of Intown Design, Inc.	(11,537)	-
Net cash used in investing activities	$(24,641)	$(80,624)

Payment of Greencraft earn-out	(5,794)	-
Proceeds from ERP financing	2,725	-
Proceeds from issuance of equity	-	553
Proceeds from (paydown of) line of credit, net	(14,934)	17,886
Proceeds from term loan	11,500	57,250
Term loan deferred issuance costs	-	(958)
Purchase of treasury stock	(399)	-
Payments on notes payable and capital leases	(1,921)	(1,454)
Principal payments on long-term debt	(1,851)	(1,050)
Net cash (used in) provided by financing activities	$(10,674)	$72,227

Net (decrease) increase in cash	$(4,360)	$3,815
Cash and restricted cash, beginning of period	$9,362	$5,547
Cash and restricted cash, end of period	$5,002	$9,362

   —       409   Share Based and Transaction Incentive Compensation     1,254       —   Nonrecurring Costs     5,116       1,945   Adjusted EBITDA   $ 15,070     $ 13,208   For the Nine Months Ended September 30, 2018     2017 $ (642)   $ 3,623   (580)     687   8,203       10,145   14,777       10,381   21,758       24,836               —       925   4,935       381   12,872       6,981 $ 39,565     $ 33,123

Select Interior Concepts, Inc.
Segment Information

	Three Months Ended December 31, 2019				Twelve Months Ended December 31, 2019
(in thousands)	Net Sales	Gross Profit	Gross Margin	(in thousands)	Net Sales	Gross Profit	Gross Margin
RDS	$98,360	$24,348	24.8%	RDS	$368,574	$98,726	26.8%
ASG	57,721	14,391	24.9%	ASG	244,789	65,252	26.7%
Elims/Corp	(839)	31	n/a	Elims/Corp	(2,990)	96	n/a
Total	$155,242	$38,770	25.0%	Total	$610,373	$164,074	26.9%

	Three Months Ended December 31, 2018				Twelve Months Ended December 31, 2018
	Net Sales	Gross Profit	Gross Margin		Net Sales	Gross Profit	Gross Margin
RDS	$74,773	$20,669	27.6%	RDS	$268,362	$73,878	27.5%
ASG	59,446	14,027	23.6%	ASG	223,971	59,622	26.6%
Elims/Corp	(1,262)	(68)	n/a	Elims/Corp	(2,576)	(46)	n/a
Total	$132,957	$34,628	26.0%	Total	$489,757	$133,454	27.2%

Select Interior Concepts, Inc.
Reconciliation of Net Income to EBITDA and Adjusted EBITDA

(in thousands)	Three Months Ended December 31,		Twelve Months Ended December 31,
Reconciliation of net income to Adj. EBITDA	2019	2018	2019	2018

Consolidated net income (loss)	$3,177	$(1,833)	$6,984	$(2,475)
Income tax expense (benefit)	(555)	1,569	1,521	989
Interest expense	4,069	3,265	17,220	11,468
Depreciation and amortization	5,428	5,710	24,157	20,487
EBITDA	$12,119	$8,711	$49,882	$30,469

Equity-based compensation	1,244	(2,309)	5,740	2,626
Purchase accounting fair value adjustments	(3,480)	536	(6,029)	2,109
Acquisition and integration related costs	643	1,924	2,862	5,018
Employee related reorganization costs	797	933	1,762	1,807
Other non-recurring costs	1,299	4,898	2,776	8,326
IPO and public readiness costs	-	163	-	4,066
Strategic alternatives costs	1,033	-	2,880	-
Total addbacks	$1,536	$6,145	$9,991	$23,952
Adjusted EBITDA	$13,655	$14,856	$59,873	$54,421

Select Interior Concepts, Inc.
Reconciliation of Operating Expenses to Adjusted Operating Expenses

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands)	2019	2018	2019	2018

Operating expenses	$35,818	$31,095	$144,816	$121,357
Equity-based compensation	1,244	(2,309)	5,740	2,626
Acquisition and integration related costs	757	1,924	2,748	5,018
Employee related reorganization costs	797	933	1,762	1,807
Other non-recurring costs	1,097	2,727	2,310	4,927
IPO and public readiness costs	-	163	-	4,066
Strategic alternatives costs	1,033	-	2,880	-
Total adjustments to operating expenses	$4,928	$3,438	$15,440	$18,444
Adjusted operating expenses	$30,890	$27,657	$129,376	$102,913

EBITDA is defined as consolidated net income before interest, taxes and depreciation and amortization.

Adjusted EBITDA is defined as consolidated net income before (i) interest expense, (ii) income tax expense, (iii) depreciation and amortization expense, (iv) stock compensation expense, and (v) adjustments for costs that are deemed to be transitional in nature or not related to our core operations, such as severance and employee related reorganization costs, purchase accounting fair value adjustments, strategic alternatives costs, facility closure costs, and professional, financing and legal fees related to business acquisitions, or similar transitional costs and expenses related to business investments, greenfield investments, and integrating acquired businesses into our Company.

Adjusted operating expense is defined as consolidated operating expense before stock compensation expense, and adjustments for costs that are deemed to be transitional in nature or not related to our core operations, such as severance and employee related reorganization costs, strategic alternatives costs, facility closure costs, and professional, financing and legal fees related to business acquisitions, or similar transitional costs and expenses related to business investments, greenfield investments, and integrating acquired businesses into our Company.